Exhibit 99.1

Celldex Expands Antibody and Immuno-Oncology Portfolio with the Acquisition of Kolltan Pharmaceuticals

—Conference call to be held at 4:30 p.m. Eastern Time today—

HAMPTON, N.J., and NEW HAVEN, Conn., November 1, 2016 — Celldex Therapeutics, Inc. (NASDAQ: CLDX) today announced that the Company has entered into a definitive agreement to acquire Kolltan Pharmaceuticals, Inc., a privately held clinical-stage company focused on the discovery and development of novel, antibody-based drugs targeting receptor tyrosine kinases (RTKs). Focused primarily in oncology and backed by prominent thought leaders in RTK biology, Kolltan has reported clinical and preclinical data that its drug candidates can help overcome tumor resistance mechanisms associated with current tyrosine kinase inhibitors and seen in patients who have failed other cancer therapies. Celldex believes Kolltan’s clinical candidates and preclinical platform are highly compatible with the Company’s scientific approach and can be developed independently and in combination with Celldex’s existing product candidates.

“Celldex is committed to driving innovation in oncology to meet the needs of patients and their families,” said Anthony Marucci, Co-founder, President and Chief Executive Officer of Celldex Therapeutics. “The acquisition of Kolltan provides Celldex with a truly unique platform of antibodies targeting receptor tyrosine kinases which we believe are highly compatible with our pipeline. We believe this acquisition complements our leadership position in immuno-oncology and enhances our ability to develop targeted therapeutic regimens to dramatically improve patient outcomes.”

“Kolltan’s programs targeting KIT, ErbB3 and TAM receptors potentially address major challenges surrounding tumor resistance mechanisms in cancer biology,” said Gerald McMahon, Ph.D., President and Chief Executive Officer of Kolltan Pharmaceuticals. “Celldex’s leadership and their scientific team played an instrumental role in building the antibody field during their tenure at Medarex and used this expertise to create a leading pipeline in immuno-oncology at Celldex. We firmly believe Celldex is uniquely positioned to advance our antibody portfolio targeting RTKs to improve outcomes for patients and create optimal value for our shareholders.”

Kolltan’s portfolio includes:

•                  KTN0158 — a humanized monoclonal antibody that is a potent inhibitor of KIT activation in tumor cells and mast cells; currently in a Phase 1 dose escalation study in refractory gastrointestinal stromal tumors (GIST). KTN0158 prevents KIT activation by blocking receptor dimerization. This mechanism may be effective even in tumors harboring the most common resistant mutations to Gleevec® and is unlikely to drive resistance. Preclinical data demonstrate that KIT inhibition in certain immune cells with KTN0158 enhances the activity of checkpoint blockade. This mechanism may also be effective with other immunotherapies, in particular with Celldex’s CD27 agonist, varlilumab.

•                  KTN3379 — a human monoclonal antibody designed to block the activity of ErbB3 (HER3); clinical activity including meaningful responses and stable disease has been observed in a Phase 1b study in cetuximab (Erbitux®) refractory patients in head and neck squamous cell carcinoma and in BRAF-mutant non-small cell lung cancer (NSCLC). The proposed mechanism of action for KTN3379 sets it apart from other drugs in development in this class due to its ability to block both ligand-independent and ligand-dependent ErbB3 signaling by binding to a unique epitope. It also has a favorable pharmacologic profile, including a longer half-life relative to other drug candidates in this class. KTN3379 also has potential to work well in combination with other targeted and cytotoxic therapies to directly kill tumor cells. Tumor cell death and the ensuing release of new tumor antigens could serve as a focus for combination therapy with immuno-oncology approaches, even in refractory patients.

•                  A multi-faceted TAM program — a broad antibody discovery effort underway to generate antibodies that modulate the TAM family of RTKs, comprised of Tyro3, AXL and MerTK, which are expressed on tumor-infiltrating macrophages, dendritic cells and some tumors. Research supports TAMs having broad application and potential across immuno-oncology and immunology. In oncology, as with PD-1 and other checkpoints, TAMs regulate the immune response to cancer. Modulation of TAM pathways may provide additional opportunities to develop drugs to overcome resistance mechanisms, especially when used in combination with either Celldex or external product candidates or with existing approved therapies.

Upon closing of the acquisition of Kolltan, Celldex’s clinical pipeline will include seven drug candidates including therapeutic antibodies, antibody-drug conjugates (ADCs) and immune system modulators, which are being tested in a range of difficult-to-treat indications in oncology. This broad pipeline allows for novel combination approaches, several of which are already under study. In addition, Celldex would have two active preclinical programs.

Transaction Terms

Under the terms of the agreement, Celldex will acquire Kolltan in a stock-for-stock transaction, in which the upfront payment represents an equity value of approximately $62.5 million. In addition, Kolltan shareholders are eligible to receive additional payments of up to $172.5 million upon the completion of specific development, regulatory and commercial milestones. The transaction, which is subject to the receipt of Kolltan stockholder approval and other customary closing conditions, is expected to be completed by year-end. The Boards of Directors of both Celldex and Kolltan have unanimously approved the transaction, and Kolltan’s Directors have unanimously recommended that their stockholders approve the transaction. Celldex was advised by Lowenstein Sandler, LLP. Kolltan was advised by Guggenheim and Holland & Knight.

Conference Call Details

Celldex will host a conference call at 4:30 p.m. ET today to discuss the acquisition. The conference call and presentation will be webcast live over the internet and can be accessed by going to the “Events & Presentations” page under the “Investors & Media” section of the Celldex website at www.celldex.com. The call can also be accessed by dialing (866) 743-9666 (within the United States) or (760) 298-5103 (outside the United States). The passcode is 9492426.

A replay of the call will be available approximately two hours after the call concludes through November 15, 2016. To access the replay, dial (855) 859-2056 (within the United States) or (404) 537-3406 (outside the United States). The passcode is 9492426. The webcast will also be archived on the Company’s website.

About Celldex Therapeutics, Inc.

Celldex is developing targeted therapeutics to address devastating diseases for which available treatments are inadequate. Our pipeline is built from a proprietary portfolio of antibodies and immunomodulators used alone and in strategic combinations to create novel, disease-specific therapies that induce, enhance or suppress the body’s immune response. Visit www.celldex.com for more info on Celldex’s pipeline which includes:

•                  Glembatumumab vedotin, an antibody-drug conjugate (ADC) that targets gpNMB, currently being evaluated in the pivotal METRIC study in patients with metastatic triple-negative breast cancers and in a broad range of additional indications, including metastatic melanoma (in combination with varlilumab, after checkpoint therapy), squamous cell lung cancer, osteosarcoma and uveal melanoma

•                  Varlilumab, an agonist antibody that binds and activates CD27, currently being evaluated in six indications in a broad Phase 1/2 clinical program which includes clinical trial collaborations with Bristol-Myers Squibb and Roche

•                  CDX-1401, an NY-ESO-1-antibody fusion protein for immunotherapy, which recently completed a Phase 2 study with CDX-301 in metastatic melanoma; plans for additional combo studies are underway

•                  CDX-301, a potent hematopoietic cytokine that uniquely expands the number of dendritic cells to prime the immune system for more robust immune responses to cancer antigens, currently in an investigator sponsored Phase 1/2 study with Hiltonol® and low-dose radiotherapy in patients with low-grade B-cell lymphomas

•                  CDX-014, an ADC targeting TIM-1, which recently entered Phase 1 clinical development in patients with clear cell and papillary renal cell carcinoma

•                  A preclinical CD40 agonist program in which Celldex has characterized a fully human antibody that has demonstrated potent agonist activity. Importantly, Fc receptor interaction, which could cause signal amplification and is required for some CD40 agonist antibodies in development, was not required for agonist ability, enabling controlled, sensitive activation of CD40.

About Kolltan Pharmaceuticals

Kolltan, a privately held clinical-stage company, is focused on the discovery and development of novel, antibody-based drugs targeting RTKs for the treatment of cancer and other diseases with significant unmet need. Kolltan is working in close collaboration with the laboratory of Kolltan Co-Founder Dr. Joseph Schlessinger, as well as the Yale University medical and scientific community. The Company has a broad and novel oncology and immunology portfolio of therapeutic biologics targeting multiple and different RTKs. KTN0158, targeting the KIT receptor, and KTN3379, targeting the ErbB3 receptor, are currently in Phase 1 clinical trials for the treatment of human cancers. Kolltan also has active discovery efforts underway to identify antibodies that can modulate the TAM family of RTKs (Tyro3, AXL and MerTK).

Gleevec® is a registered trademark of Novartis AG. Erbitux® is a registered trademark of Eli Lilly & Co. Hiltonol® is a registered trademark of Oncovir, Inc.

Forward Looking Statement

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the ability of Kolltan and the Company to satisfy the closing conditions of the acquisition, including the risk that Kolltan’s stockholders may not approve the merger; our ability to successfully integrate the business and programs of Kolltan with our business and programs; our ability to successfully complete research and further development and commercialization of glembatumumab vedotin and other Company and Kolltan drug candidates; our ability to obtain additional capital to meet our long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we have initiated or plan to initiate (or which Kolltan has initiated or plans to initiate); the uncertainties inherent in clinical testing and accruing patients for clinical trials; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage and successfully complete multiple clinical trials and the research and development efforts for our multiple products at varying stages of development; the availability, cost, delivery and quality of clinical and commercial grade materials produced by our own manufacturing facility or supplied by contract manufacturers, who may be our sole source of supply; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to maintain and derive benefit from the Fast Track designation for glembatumumab vedotin which does not change the standards for regulatory approval or guarantee regulatory approval on an expedited basis, or at all; the failure of the market for the Company’s and Kolltan’s programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Sarah Cavanaugh
Vice President of Investor Relations & Corp Communications
Celldex Therapeutics, Inc.
(781) 433-3161
scavanaugh@celldex.com

Charles Liles

Associate Director of Investor Relations & Corp Communications

Celldex Therapeutics, Inc.

(781) 433-3107

cliles@celldex.com

Media Inquiries

Dan Budwick
BrewLife
(973) 271-6085
dbudwick@brewlife.com